UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2009

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 8, 2009, Orange 21 Inc. (the “Company”) appointed Erik Darby as its Vice-President, Sales. Mr. Darby will receive an annual salary of $190,000 and is eligible to receive a performance bonus in the discretion of the Company’s board of directors. Upon his appointment he also received an option to purchase 80,000 shares of the Company’s common stock under the Company’s Amended and Restated 2004 Stock Incentive Plan at an exercise price of $0.74 per share, the closing price of the Company’s common stock on June 5, 2009. The option will vest in equal annual installments over four years, such that the option will be one hundred percent (100%) vested on June 8, 2013.

Mr. Darby has over 25 years of experience in sales development, key account management and brand building within the footwear business. From 2006 to 2009, Mr. Darby was Vice President of Sales-Strategic Accounts at Pony Inc., where he was responsible for management of sales for the West and Midwest Regions. From 2001 to 2006, Mr. Darby served as Director of Sales for Converse Inc. Mr. Darby began his career at Nike, Inc. where he served in various account management positions. Mr. Darby earned a Bachelor of Science degree in Management/Marketing from the University of Oregon in 1989. Mr. Darby is 43 years old.

On June 11, 2009, the Company issued a press release announcing Mr. Darby’s appointment as Vice-President, Sales. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated June 11, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 11, 2009	ORANGE 21 INC.

	By:	/s/ A. Stone Douglass
A. Stone Douglass
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 11, 2009.